Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Equity	Common stock, par value $0.001	457(o)	1,840,000(2)	$ 5.00	$ 9,200,000.00	0.0001102	$1,013.84
Equity	Common stock, par value $0.00067	457(o)	2,656,866(3)	$ 5.00	$ 13,284,330.00	0.0001102	$1,231.46
Total offering amounts:					$22,434,330.00		$2,245.30
Total fees previously paid:							$3,379.16
Net fees due:							$ 0.00

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes shares of common stock and/or warrants that are issuable upon the exercise of the underwriter’s over-allotment option.
(3)	Represents shares of common stock issuable to selling stockholders upon the exercise of certain warrants, and shares of common stock held by selling stockholders, in each case issued by the registrant in prior private placement offerings.